JOHNSON & JOHNSON PHARMACEUTICAL RESEARCH & DEVELOPMENT, L.L.C.
DISCONTINUES CLINICAL DEVELOPMENT PROGRAM FOR CONTROLLED RELEASE
        FORMULATION OF TOPIRAMATE IN OBESITY AND DIABETES

RARITAN, N.J., Dec 1, 2004 /PRNewswire-FirstCall via COMTEX/ -- Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD), a Johnson & Johnson company, announced today that it is discontinuing the current clinical development program for its controlled release formulation of topiramate in obesity and type 2 diabetes.

A controlled release formulation of topiramate was specifically developed for study in obese individuals with type 2 diabetes to potentially simplify dosing and enhance the compound's profile in order to create a better treatment option for patients. Data from a recently completed phase II clinical study with the controlled release formulation of topiramate showed that the controlled release formulation did not provide significant advantages in this population compared to previously conducted studies using the immediate release formulation.

This decision is not based on any new safety information and does not impact the use of topiramate, marketed as TOPAMAX(R) (topiramate / topiramate capsules), in any currently-approved indications or clinical development programs underway. J&JPRD remains committed to developing innovative medicines for the treatment of metabolic disease.

TOPAMAX(R)    is   marketed   in   the   U.S.   by   Ortho-McNeil
Pharmaceutical, Inc., a Johnson & Johnson company, and is approved to treat various types of epileptic seizures in more than 95 countries, and for the prevention of migraine headaches in more than 28 countries. For more information on TOPAMAX(R), please see full prescribing information or visit http://www.ortho-mcneil.com.
Based in Raritan, New Jersey, Johnson & Johnson Pharmaceutical Research and Development, L.L.C. (J&JPRD) conducts pharmaceutical research and development for the pharmaceutical companies of Johnson & Johnson.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Copies of this Form 10-K are available online at http://www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)